Exhibit 99.1

November 12, 2026

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Financial Results for First Six Months

MIDLAND, TX – 11/12/2026 – Mexco Energy Corporation (NYSE American: MXC) today reported net income of $945,152, or $0.45 per diluted share, for the six months ended September 30, 2026. This compares to net income of $565,457, or $0.27 per diluted share, for the six months ended September 30, 2025, a 67% increase.

Operating revenues in the first six months of fiscal 2027 were $4,102,157, an increase of 21% from $3,386,580 for the first six months of fiscal 2026. This increase was primarily attributable to a 43% increase in average oil price partially offset by a 23% decrease in average natural gas price and a 7% decrease in oil production.

The Company currently expects to participate in the drilling of 55 horizontal wells and the completion of 20 horizontal wells at an estimated aggregate cost of approximately $1.8 million during the fiscal year ending March 31, 2027, of which approximately $900,000 has been expended to date. The Company continues to evaluate additional drilling prospects for participation during the remainder of the fiscal year.

The president of the Company, Tammy McComic, said, “During the first six months of fiscal year 2027, we invested approximately $3.2 million in our ongoing investment strategy of acquiring oil and gas royalty interests.”

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2026. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Tammy L. McComic, President and Chief Financial Officer of Mexco Energy Corporation, (432) 682-1119.